                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Summary Consolidated Financial Data," "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated March 21, 2003, except for the first paragraph of Note 4 and Note 11, as to which the date is April 1, 2003, with respect to the consolidated financial statements and schedules of Barneys New York, Inc. and subsidiaries in the Registration Statement (Form S-4) and related Prospectus of Barney's, Inc. for the registration of $106,000,000 of 9.000% Senior Secured Notes due 2008.

                                                     /s/ Ernst & Young LLP

New York, New York
June 27, 2003